                                                Three months ended
                                                     June 30,
                                                 2000         1999
                                              ----------   ----------
Net income as reported . . . . . . . . .      $  870,000   $1,016,000
                                              ==========   ==========

BASIC:
    Weighted average number of
      common shares outstanding. . . . .       5,070,167    4,800,405
                                               =========    =========

  Basic net income per share . . . . . .           $0.17        $0.21
                                               =========    =========


DILUTED:
  Common and common equivalent shares
  outstanding:
    Weighted average number of
      common shares outstanding. . . . .       5,070,167   4,800,405
    Common stock equivalents from
      options computed on the
      treasury-stock method using
      the average fair market
      value of common stock
      outstanding during the
      period . . . . . . . . . . . . . .         221,630     219,530
                                               ---------   ---------
    Shares used in the
      computation. . . . . . . . . . . .       5,291,797   5,019,935
                                               =========   =========

  Diluted net income per share . . . . .           $0.16       $0.20
                                               =========   =========

All number of shares data has been retroactively restated to reflect a 3-for-2 stock split distributed September 23, 1999.